Exhibit 99.1

RiskMetrics Group Reports First Quarter 2010 Results

New York, May 6, 2010 — RiskMetrics Group Inc. (NYSE: RISK), a leading provider of risk management and corporate governance products and services to the global financial community, today announced its financial results for the first quarter ended March 31, 2010.

Earnings Highlights:  See Tables C, D, E, F, J and K for a reconciliation of GAAP and Non-GAAP financial measures.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2009, unless otherwise noted.)

•                  First quarter 2010 revenues of $77.0 million decreased 0.4% from $77.4 million.

•                  First quarter 2010 Adjusted EBITDA decreased to $25.3 million from $29.4 million in the first quarter of 2009.  First quarter 2010 Adjusted EBITDA before payroll taxes from stock options exercises was $27.2 million, with an Adjusted EBITDA margin of 35.3%.

•                  GAAP EPS for first quarter 2010 was $0.08.  First quarter 2010 EPS before transaction expenses and stock option payroll taxes for first quarter 2010 was $0.11.

Ethan Berman, Chief Executive Officer of Riskmetrics Group, said “The first quarter proved challenging given the uncertainty regarding the Company’s long term ownership structure, especially in the Risk business. This uncertainty led to a significant amount of our Risk sales pipeline being put on hold, and the ensuing announcement of our merger with MSCI led to a significant amount of one-time costs.  Since the announcement of our deal with MSCI, we’ve seen a pickup in our Risk new sales pipeline, especially in the US.   We remain excited about our Risk business going forward and expect our quarterly Risk new sales to improve for the remainder of 2010.” Mr. Berman added, “Our ISS business had a strong sales quarter by achieving a $1.2 million or 36% increase in new sales compared to the first quarter of 2009 driven by strong sales in ES&G.”

Selected Financial Information (unaudited)

All amounts below (except share and per share information) are in thousands, unless indicated otherwise

TABLE A

	Three Months Ended
	March 31,
			%
	2010	2009	Change
Revenues:
Risk	40,216	$40,194	0.1%
ISS	36,830	37,187	(1.0)%
Total Revenues	77,046	$77,381	(0.4)%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	51,733	48,022	7.7%
Other operating expenses (2)	12,271	10,658	15.1%
Total operating costs and expenses	64,004	58,680	9.1%

Income from operations	13,042	18,701	(30.3)%

Other expense	(4,879)	(5,193)	(6.0)%
Income before income taxes	8,163	13,508	(39.6)%
Provision for income taxes	2,904	4,981	(41.7)%

Net income — GAAP	$5,259	$8,527	(38.3)%

EPS (diluted) — GAAP	$0.08	$0.13
EPS before transaction expenses and stock option payroll taxes (diluted) (3)	$0.11	$0.14

Adjusted EPS (diluted) (4)	$0.17	$0.21

Adjusted EPS before stock option payroll taxes (diluted) (5)	$0.19	$0.21

Adjusted EBITDA (6)	$25,313	$29,359	(13.8)%
Adjusted EBITDA margin	32.9%	37.9%

Adjusted EBITDA before stock option payroll taxes (7)	$27,213	$29,359	(7.3)%
Adjusted EBITDA margin before stock option payroll taxes (7)	35.3%	37.9%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables J and K for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables J and K for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before $1.8 million of transaction expenses due to the proposed merger with MSCI and $1.9 million of first quarter 2010 payroll tax expenses related to stock option exercises.  Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income and EPS before amortization of intangible assets, one-time costs, loss on disposal of property and equipment and stock-based compensation. Refer to table E for a reconciliation to the comparable GAAP measure.

(5) Represents net income and EPS before amortization of intangible assets, one-time costs, loss on disposal of property and equipment, stock-based compensation and $1.9 million of first quarter 2010 payroll tax expenses related to stock option exercises. Refer to table F for a reconciliation to the comparable GAAP measure.

(6) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and one-time costs.  Refer to table C for a reconciliation to the comparable GAAP measure.

(7) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and one-time costs, including $1.9 million for payroll tax expenses associated with stock option exercises.  Refer to table C for a reconciliation to the comparable GAAP measure.

First Quarter 2010 Results Compared to First Quarter 2009 Results

Revenues

Total revenues for the first quarter of 2010 (“Q1 2010”) were $77.0 million, down 0.4% from $77.4 million in the first quarter of 2009 (“Q1 2009”).   Q1 2010 consolidated revenues increased $0.6 million, or 0.8%, compared to the fourth quarter of 2009 (“Q4 2009”) due to 1.6% growth in Riskmetrics revenue primarily due to Q4 2009 sales of RiskManager.  Q1 2010 ISS revenues remained flat compared to Q4 2009 revenues.

Changes in foreign currency exchange rates in Q1 2010 compared to Q1 2009 had a negative impact on consolidated revenue of $0.5 million.

On a business segment level, Q1 2010 Risk revenues were $40.2 million, or flat compared to Q1 2009.  ISS revenues were $36.8 million in Q1 2010, a 1.0% decrease over Q1 2009.

Adjusted EBITDA Expenses

During Q1 2010 we incurred $1.8 million of transaction expenses related to the proposed MSCI merger and such costs have been excluded from Adjusted EBITDA.  In addition, during Q1 2010 we experienced a significant increase in stock option exercises subsequent to the announcement of the proposed MSCI merger and as a result we incurred $1.9 million of additional payroll tax expenses related to stock option exercises. The discussion below makes reference to Adjusted EBITDA, which excludes $1.8 million of transaction expenses related to the proposed MSCI merger and references to Adjusted EBITDA before stock option payroll taxes, excludes $1.8 million of transaction expenses and $1.9 million of payroll tax expenses related to stock option exercises.

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, of $51.7 million increased $3.7 million, or 7.7%, compared to Q1 2009.

The $3.7 million increase in Adjusted EBITDA expenses was primarily due to a $2.7 million increase in compensation expenses due to $1.9 million of payroll tax expenses related to stock option exercises and a $1.2 million increase in data expense due to a one-time data expense reduction of $0.8 million in Q1 2009.  Excluding payroll tax expenses related to stock option exercises and the Q1 2009 data expense reduction, Adjusted EBITDA expenses increased $1.0 million, or 2.1 % compared to Q1 2009.

Compensation expenses, which accounted for 70.5% of total Adjusted EBITDA expenses, increased by 7.9% to $36.5 million for Q1 2010 compared to Q1 2009.  The $2.7 million increase in compensation expenses was driven by increased payroll tax expenses related to stock option exercises and increased salaries, primarily from acquisitions.  Excluding payroll tax expenses related to stock option exercises, Q1 2010 compensation expenses increased 3.8% from Q1 2009.

Q1 2010 non-compensation expenses increased $1.0 million, or 7.2%, from Q1 2009, due mainly to a data expense reduction in Q1 2009. Q1 2010 and 2009 non-compensation expenses both include $0.8 million of foreign exchange losses.

Q1 2010 Adjusted EBITDA expenses of $51.7 million increased $3.7 million compared to Q4 2009 Adjusted EBITDA expenses of $48.0 million.  The increase in Adjusted EBITDA expenses was due to a $3.4 million increase in compensation expenses due mainly to increases in stock option payroll tax expenses in Q1 2010 and a lower bonus expense accrual in Q4 2009.

Adjusted EBITDA

Consolidated Adjusted EBITDA decreased 13.8% to $25.3 million in Q1 2010 from $29.4 million in Q1 2009. Q1 2010 Adjusted EBITDA before stock option payroll taxes was $27.2 million, with an Adjusted EBITDA margin of 35.3%, or a 7.3% decrease compared to Q1 2009.

On a segment level, the Risk business generated Adjusted EBITDA before stock option payroll taxes of $15.8 million, an 8.0% decrease versus Q1 2009. The Q1 2010 Risk Adjusted EBITDA Margin was 39.2% as compared to 42.7% in Q1 2009 as revenues remained relatively flat and Adjusted EBITDA expenses increased 6.1%.  The increase in Risk EBITDA expenses is primarily due to increased foreign exchange losses to $0.6 million and increased data expenses.  The Risk business stock option payroll tax expense impact in Q1 2010 was $1.6 million.

ISS generated Adjusted EBITDA before stock option payroll taxes of $11.4 million in Q1 2010, a 6.3% decrease over Q1 2009. The Q1 2010 ISS Adjusted EBITDA Margin of 31.1% declined compared to 32.8% in Q1 2009 as revenues declined by 1.0% and Adjusted EDITDA expenses increased 1.6%.  The ISS business stock option payroll tax expense impact in Q1 2010 was $0.3 million.

Consolidated Q1 2010 Adjusted EBITDA before stock option payroll taxes of $27.2 million declined $1.2 million compared to Q4 2009 and EBITDA margins decreased from 37.2% to 35.3%.  The decline in Q1 2010 Adjusted EBITDA is due primarily to the normal seasonality of annual salary increases, higher temporary employee costs and a lower bonus expense accrual recorded in Q4 2009.

Other Operating Expenses

Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $12.3 million grew by $1.6 million compared to Q1 2009 primarily due to $1.8 million of transaction costs associated with the proposed MSCI merger compared with $1.3 million of non-recurring expenses in Q1 2010 and an increase in amortization and depreciation expense as a result of the Innovest and KLD acquisitions.

Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense of $4.9 million for Q1 2010 decreased compared to $5.2 million in Q1 2009 due primarily to decreased interest expense from reduced debt borrowings.

Net Income and EPS

Net income for Q1 2010 of $5.3 million decreased from $8.5 million for Q1 2009.  GAAP EPS (diluted) decreased to $0.08 for Q1 2010 from $0.13 in the prior year.  Q1 2010 EPS before transaction expenses and stock option payroll taxes, as defined in Table D, was $0.11.

The effective tax rate for Q1 2010 decreased to 35.6% compared to 36.9% in Q1 2009 primarily as a result of a reduction in non-deductible stock based compensation expense.

Adjusted EPS, as defined in table E, of $0.17 for Q1 2010 declined compared to Q1 2009 of $0.21.  Q1 2010 Adjusted EPS before stock option payroll taxes, as defined in Table F, was $0.19.

Financial Summary of First Quarter 2010 Transaction Related Items

As discussed above, we incurred $1.8 million of transaction expenses related to the proposed MSCI merger and $1.9 million of additional payroll tax expenses. In total, we recorded $3.7 million of one-time expenses in Q1 2010 of which $1.9 million was paid in Q1 2010. During Q1 2010 we experienced a significant increase in stock option exercises as approximately 3.7 million stock options were exercised, resulting in cash proceeds of $21.9 million and yielding a future tax benefit of $18.3 million. The tax benefit of $18.3 million is expected to offset a significant portion of the remaining 2010 income tax payments and has no impact on Q1 2010 net cash flow but is reflected as an operating cash reduction and corresponding financing cash increase of the cash flow statement.

Selected Operating Data

The Company believes the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	For the
	Three Months Ended March 31
Operating Data	2010	2009

Annualized Contract Value (1)
Risk	$157,395	$159,994
% Decline	1.6%
ISS (2)	$123,996	$127,977
% Decline	3.1%
Annualized Contract Value	$281,391	$287,971
% Decline	2.3%

Recurring Revenue as a % of total revenue (3)
Risk	98.7%	98.5%
ISS	83.2%	83.7%
Recurring Revenue as a % of total revenue.	91.3%	91.4%

Renewal Rate
Risk	82.7%	85.8%
ISS	84.5%	80.4%
Renewal Rate	83.4%	83.5%

Notes to Operating Data Table:

(1)          We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)          KLD was acquired on October 30, 2009 with $5.8 million of ACV and such comparable amounts are not included in ISS ACV as of March 31, 2009.  ACV does not include any contracts where fees are based on the clients’ asset under management or variable index fees, which as of March 31, 2010 approximated $1.2 million of annual revenues.

(3)          We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Overall, renewal rates were 83.4% for Q1 2010 compared with 83.5% for Q1 2009 and 82.6% for the year ended December 31, 2009.

Risk achieved a renewal rate of 82.7% for Q1 2010 which decreased compared to Q1 2009 renewal rate of 85.8% and 83.7% for the year ended December 31, 2009.  ISS had a renewal rate of 84.5% for Q1 2010 which increased compared to Q1 2009 renewal rate of 80.4% and 81.2% for the year ended December 31, 2009 primarily due to an increase in the Proxy, CFRA  and Corporate product line renewal rates.

ACV as of March 31, 2010 was $281.4 million and decreased 2.3% compared to $288.0 million at March 31, 2009, with Risk ACV decreasing 1.6% (from $160.0 million to $157.4 million) and ISS ACV decreasing 3.1% (from $128.0 million to $124.0 million).  ACV as of March 31, 2010 decreased $1.1 million, or 0.4%, compared to December 31, 2009 due to a 0.7% decline in Risk ACV.

Consolidated new ACV sales in Q1 2010 were $8.8 million, an increase of 6.3% compared to $8.2 million of new ACV sales in Q1 2009. Risk Q1 2010 new ACV sales were $4.4 million compared to $5.0 million in Q1 2009.  Q1 2010 Risk new ACV sales were negatively impacted by the uncertainity of the Company’s long term ownership structure which delayed many deal signings into the second quarter.  Since the announcement of the proposed MSCI merger, we have experienced an increasing Risk new sales pipeline.  As a result, we believe that Risk new sales will improve in the remainder of 2010.

ISS Q1 2010 new ACV sales were $4.4 million, an increase of $1.2 million compared to $3.2 million in Q1 2009.  The 36% increase in ISS new sales was driven by growth in ES&G.

One times sales were $7.0 million for Q1 2010, a decrease of $0.8 million, compared to $7.8 million in Q1 2009.

Discussion of Cash Flow

As of March 31, 2010, cash and cash equivalents were $242.7 million, up $16.1 million compared to December 31, 2009  due mainly to $21.9 million of stock option proceeds received partially offset by capital expenditures and cash used from operations.

During Q1 2010, we recorded an $18.3 million reduction to operating cash flow and corresponding increase to financing cash flow for excess tax benefits associated with stock option exercises.  This tax benefit had no impact on Q1 2010 net cash flow but is expected to offset a significant portion of our remaining future income tax payments for 2010.  Discussions below regarding Q1 2010 free cash flow and cash flow from operations exclude this $18.3 million tax benefit.

Free Cash Flow (operating cash flow minus capital expenditures and tax benefit associated with the exercise of options) for Q1 2010 was negative $3.1 million compared to positive $4.0 million for Q1 2009.  Q1 2010 free cash flow was negatively impacted by $1.9 million of payroll taxes from stock option exercises and $2.2 million of 2009 debt interest paid in Q1 2010.  Excluding the impact of payroll taxes from options and 2009 debt interest paid in Q1 2010, free cash flow was positive $1.0 million.

Capital expenditures increased to $1.7 million in Q1 2010 compared to $0.6 million in Q1 2009.

Our cash flow tends to be lower in the beginning of each year due to year end bonuses and commissions paid during this period.  As a result, we typically generate more cash flows from operations during the second half of the year than during the first half of the year.

Subsequent Event

On April 16, 2010, we utilized our existing cash and cash equivalents to repay $81 million of our existing first term loan facilities.  As a result, current portion of long-term debt were reduced by $3 million and long-term debt, net of current portion was reduced by $78 million.  As a result of the repayment, we currently have $206.7 million in principal remaining on our outstanding loan facility.  We expect to yield annual net interest savings of approximately 200 basis points associated with the $81 million debt repayment.

Conference Call Information

The Company will hold a conference call to discuss results for the first quarter of 2010 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in:  866.383.7989

International dial-in:  617.597.5328

Passcode:  81645313

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contact:

Jennifer Short

jennifer.short@riskmetrics.com

212.981.7413

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2009 Annual Form 10-K which was filed with the Securities and Exchange Commission on February 24, 2010. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income to Adjusted EBITDA and to Adjusted EBITDA before stock option payroll taxes on our historical results:

Table C

	Three months ended March 31,
	2010		2009
Net income	$5,259		$8,527
Interest, other expense, net	4,879		5,193
Income tax expense	2,904		4,981
Depreciation and amortization of property and equipment	2,151		1,955
Amortization of intangible assets	5,910		5,592
Stock-based compensation	2,384		1,808
Non-recurring expenses	1,826	(a)	1,303	(b)
Adjusted EBITDA	$25,313		$29,359
Stock option payroll taxes	1,900	(c)	—
Adjusted EBITDA before stock option payroll taxes	$27,213		$29,359

(a)          Represents transaction expenses associated with the proposed MSCI merger.

(b)         Represents non-recurring employee severance expenses, acquisition expenses, and lease exit expenses.

(c)          Represents employer payroll tax expense associated with the exercise of stock options.

Adjusted EBITDA, as defined in our credit facility, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facility. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facility. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide more consistent comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs, impairment charges, loss on disposal of property and equipment and stock-based compensation.  A reconciliation from net income and EPS to net income and EPS before transaction expenses and stock option payroll taxes and to Adjusted net income and EPS is set forth below:

Table D

	Three months ended March 31,
	2010		2009
	$ Amount		$ Amount

GAAP - Net Income	$5,259		$8,527
Plus: One-time Costs	1,826	(1)	1,303	(4)
Plus: Stock Option Payroll Taxes	1,900	(2)	—
Income tax effect (3)	(1,341)		(469)

Net income before transaction expenses and stock option payroll taxes	$7,644		$9,361

EPS before transaction expenses and stock option payroll taxes	$0.11		$0.14

Diluted Shares	69,420,519		67,342,539

(1) Includes transaction expenses associated with the proposed MSCI merger.

(2) Represents employer payroll taxes associated with stock option exercises.

(3) Based on estimated normalized effective tax rate of 36%.

(4) Includes one-time expenses, including employee severance expenses of $0.5 million, $0.6 million for lease exit expenses and $0.2 million for Innovest acquisition related expenses.

Table E

	Three months ended March 31,
	2010		2009
	$ Amount		$ Amount

GAAP - Net Income	$5,259		$8,527
Plus: One-time Costs	1,826	(1)	1,303	(3)
Plus: Stock-Based Compensation	2,384		1,808
Plus: Amortization of Intangible Assets	5,910		5,592
Income tax effect (2)	(3,643)		(3,211)

Adjusted Net income	$11,736		$14,019

Adjusted EPS — diluted	$0.17		$0.21

Diluted Shares	69,420,519		67,342,539

(1) Includes transaction expenses associated with the proposed MSCI merger.

(2) Based on estimated normalized effective tax rate of 36%.

(3) Includes one-time expenses, including employee severance expenses of $0.5 million, $0.6 million for lease exit expenses and $0.2 million for Innovest acquisition related expenses.

Table F

	Three months ended March 31,
	2010		2009
	$ Amount		$ Amount

GAAP - Net Income	$5,259		$8,527
Plus: One-time Costs	1,826	(1)	1,303	(4)
Plus: Stock-Based Compensation	2,384		1,808
Plus: Stock Option Payroll Taxes	1,900	(2)	—
Plus: Amortization of Intangible Assets	5,910		5,592
Income tax effect (3)	(4,327)		(3,211)

Adjusted Net income before stock option payroll taxes	$12,952		$14,019

Adjusted EPS before stock option payroll taxes— diluted	$0.19		$0.21

Diluted Shares	69,420,519		67,342,539

(1) Includes transaction expenses associated with the proposed MSCI merger.

(2) Represents employer payroll taxes associated with stock option exercises.

(3) Based on estimated normalized effective tax rate of 36%.

(4) Includes one-time expenses, including employee severance expenses of $0.5 million, $0.6 million for lease exit expenses and $0.2 million for Innovest acquisition related expenses.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Historical GAAP Financial Statements

Tables G through I presents the historical GAAP financial statements of RiskMetrics Group as of and for the three months ended March 31, 2010.

TABLE G	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS MARCH 31, 2010 AND 2009
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2010	2009
REVENUES	$77,046	$77,381
OPERATING COSTS AND EXPENSES:
Cost of revenues	26,670	23,322
Research and development	12,000	10,137
Selling and marketing	7,510	7,067
General and administrative	9,763	10,607
Depreciation and amortization of property and equipment	2,151	1,955
Amortization of intangible assets	5,910	5,592
Total operating costs and expenses (1)	64,004	58,680
INCOME FROM OPERATIONS	13,042	18,701

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	114	193
Interest expense	(4,993)	(5,386)
Total interest, dividend, investment, and other income (expense), net	(4,879)	(5,193)
INCOME BEFORE PROVISION FOR INCOME TAXES	8,163	13,508
PROVISION FOR INCOME TAXES	2,904	4,981
NET INCOME	$5,259	$8,527

NET INCOME PER SHARE:
Basic	$0.08	$0.14
Diluted	$0.08	$0.13

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	64,131,260	61,464,761
Diluted	69,420,519	67,342,539

(1)               Includes stock-based compensation expense of $2,384 and $1,808 for the three months ended March 31, 2010 and 2009, respectively.

TABLE H	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$242,650	$226,612
Accounts receivable-net	34,343	38,534
Deferred tax assets	834	839
Income taxes receivable	26,553	10,139
Other receivables and prepaid expenses	6,805	4,144
Total current assets	311,185	280,268
Intangibles—net	129,499	135,359
Goodwill	325,605	326,247
Property and equipment—net	13,471	14,042
Deferred financing costs	3,928	4,188
Other assets	1,841	2,036
TOTAL ASSETS	$785,529	$762,140
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$3,856	$3,337
Accrued expenses	23,176	43,243
Debt-current portion	2,966	2,966
Deferred revenue-current portion	114,464	115,761
Other current liabilities	221	221
Total current liabilities	144,683	165,528
LONG-TERM LIABILITIES
Debt	284,688	285,430
Deferred tax liabilities	29,869	29,891
Deferred revenue	560	1,017
Other long-term liabilities	17,545	18,621
Total liabilities	$477,345	$500,487

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—200,000,000 authorized; 67,094,293 and 63,324,880 issued and 66,851,139 and 63,081,726 outstanding at March 31, 2010 and December 31, 2009, respectively	$671	$633
Treasury stock—243,154 shares	(579)	(579)
Additional paid-in capital	493,772	451,110
Accumulated other comprehensive loss	(10,668)	(9,240)
Accumulated deficit	(175,012)	(180,271)
Total stockholders’ equity	308,184	261,653
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$785,529	$762,140

TABLE I	RISKMETRICS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)
(Amounts in thousands)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	5,259	$8,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,151	1,955
Provision for bad debts	(58)	266
Amortization of intangible assets	5,910	5,592
Amortization of debt issuance costs	260	260
Stock-based compensation	2,384	1,808
Excess tax benefit associated with exercise of stock options	(18,289)	(292)
Changes in assets and liabilities (net of assets and liabilities acquired):
Decrease (increase) in accounts receivable	3,798	(9,118)
Decrease in income and deferred taxes	1,377	4,901
Increase in other receivables and prepaid expenses	(1,963)	(1,650)
Decrease (increase) in other assets	150	(824)
(Decrease) increase in deferred revenue	(1,642)	10,421
Increase in trade accounts payable	585	2,826
Decrease in other accrued expenses and liabilities	(19,648)	(20,376)
Net cash (used in) provided by operating activities	(19,726)	4,296
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,670)	(608)
Cash paid to acquire Innovest (net of cash acquired)	—	(14,883)
Net cash used in investing activities	(1,670)	(15,492)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(741)	—
Excess tax benefit associated with exercise of stock options	18,289	292
Proceeds from exercise of stock options	21,903	221
Net cash provided by financing activities	39,451	513
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,017)	(788)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,038	(11,471)
CASH AND CASH EQUIVALENTS—Beginning of period	226,612	170,799
CASH AND CASH EQUIVALENTS—End of period	$242,650	$159,328
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$6,863	$5,055
Cash paid for income taxes	$1,552	$510

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table J

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO MARCH 31, 2010	ADJUSTMENTS		AS ADJUSTED

Revenues	$77,046			$77,046

Operating cost and expenses:
Cost of revenues	26,670	(741	)(A)	25,929
Research and development	12,000	(716	)(A)	11,284
Selling and marketing	7,510	(586	)(A)	6,924
General and administrative	9,763	(341	)(A)	7,596
Non-recurring/ one-time		(1,826	)(B)
Total adjusted EBITDA expenses	55,943	(4,210)		51,733

Depreciation and amortization of property and equipment	2,151			2,151
Amortization of intangible assets	5,910			5,910
Total other operating expenses	8,061	4,210		12,271

Total operating expenses	64,004			64,004

Income from operations	13,042			13,042

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	114			114
Interest expense	(4,993)			(4,993)
Interest, dividend, investment and other income (expense), net	(4,879)			(4,879)

Income before provision for income taxes	8,163			8,163

Provision for income taxes	2,904			2,904

Net income	$5,259	$—		$5,259

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of transaction expenses related to the proposed MSCI merger.

Table K

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO MARCH 31, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$77,381			$77,381

Operating cost and expenses:
Cost of revenues	23,322	(610	)(A)	22,712
Research and development	10,137	(520	)(A)	9,617
Selling and marketing	7,067	(338	)(A)	6,729
General and administrative	10,607	(340	)(A)	8,964
Non-recurring/one-time expense		(1,303	)(B)
Total adjusted EBITDA expenses	51,133	(3,111)		48,022

Depreciation and amortization of property and equipment	1,955			1,955
Amortization of intangible assets	5,592			5,592
Total other operating expenses	7,547	3,111		10,658

Total operating expenses	58,680			58,680

Income from operations	18,701			18,701

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	193			193
Interest expense	(5,386)			(5,386)
Other expenses
Interest, dividend, investment and other income (expense), net	(5,193)			(5,193)

Income before provision for income taxes	13,508			13,508

Provision for income taxes	4,981			4,981

Net income	$8,527	$		$8,527

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of non-recurring employee severance expenses, lease exit expenses, and transaction expenses from adjusted EBITDA expenses to other operating expenses.